Exhibit 10.15

AGREEMENT

          THIS AGREEMENT (this “Agreement”) is entered into as of March 6, 2006, by and between DAVID SUTTON (“Sutton”) and INFORTE CORP., a Delaware corporation (“Inforte”).

RECITALS

                    A. Sutton and Inforte are parties to that certain Employment Agreement, dated as of November 26, 2003 (the “Employment Agreement”), governing the terms and conditions of Sutton’s employment by Inforte. All capitalized terms used herein without definition shall have the meanings set forth in the Employment Agreement.

                    B. Inforte and Sutton have engaged in discussions resulting in an amicable and mutually satisfactory separation of Sutton’s employment with Inforte prior to the expiration of the current term under the Employment Agreement, and the parties mutually agree that Sutton’s last day of employment with Inforte shall be on the date this Agreement is executed by both parties (the “Separation Date”).

                    C. Inforte and Sutton mutually desire that Inforte engage Sutton as a strategic advisor in an independent contractor relationship for a specified period following the Separation Date, upon the terms and subject to the conditions set forth in this Agreement.

                    D. Accordingly, the parties now desire to enter into this Agreement to reflect the foregoing change in Sutton’s relationship with Inforte.

          NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.     Separation.

          a.     Effective on the Separation Date, Sutton shall be deemed to have separated as an employee and officer of Inforte.

          b.     Inforte shall pay Sutton the Base Salary earned up to the Separation Date and an additional aggregate cash amount of $150,000, subject to applicable tax withholding and to Sutton honoring the terms of this Agreement, payable pursuant to and in accordance with Inforte’s payroll schedule, for the six (6)-month period following the Separation Date. Inforte and Sutton agree and acknowledge that Sutton is not and shall not be entitled to receive any bonus for 2006 or any prior year. In addition, subject to Sutton honoring the terms of this Agreement, Inforte, at its sole cost and expense, shall pay directly to its group health insurance carrier the premiums to permit Sutton (and his spouse and dependents) to continue to participate in Inforte’s group health insurance plan from the Separation Date through the earlier of the end of the six (6)-month period following the Separation Date or the date he secures new full-time employment which provides group health coverage for which he (and his spouse and dependents) is eligible, provided Sutton applies for and remains eligible for such coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1964 (“COBRA”); provided, however, Sutton (and his spouse and dependents), to the extent otherwise eligible for coverage under COBRA, shall be eligible to elect coverage for the remaining maximum COBRA period, at the normal and customary COBRA rates then in effect, upon the termination of Inforte’s premium payment obligation under this Section 1.b. for any reason.

          c.     From and after the Separation Date, Sutton shall not be eligible to participate in any of Inforte’s other benefit programs other than as set forth in Section 1.b. above, except Sutton shall be entitled to all of his vested benefits under Inforte’s 401(k) Plan in accordance with the terms thereof.

          d.     Inforte and Sutton agree that, in consideration for an aggregate cash payment by Inforte to Sutton of $400,000, subject to any applicable tax withholding and payable in equal installments pursuant to and in accordance with Inforte’s payroll schedule, commencing in March 2006 and ending on August 31, 2006, effective on the Separation Date, all unvested shares of restricted stock (performance and /or tenure based) as of the Separation Date and all vested stock options of Inforte held by Sutton shall be forfeited or terminated, and Sutton shall have no interest therein or right thereto, it being understood that the payment under this Section 1.d. is being paid in lieu of such shares and options.

          2.     Transition Relationship.

          a.     In consideration for a payment by Inforte to Sutton of an additional aggregate cash amount of $50,000, subject to applicable tax withholding and to Sutton honoring the terms of this Agreement, and payable pursuant to and in accordance with Inforte’s payroll schedule, Inforte shall engage Sutton, and Sutton shall be engaged, as an independent contractor to provide strategic advisory services to Inforte beginning on the Separation Date and ending on August 31, 2006 (“Advisory Term”). During the Advisory Term, subject to Inforte’s reasonable instruction, Sutton shall assist Inforte in completing an orderly transition of his responsibilities. Any expenses incurred by Sutton during the Advisory Term in his capacity as a strategic advisor must be pre-approved by Inforte.

          b.     Inforte may instruct Sutton to cease performing services at any time without cause during the Advisory Term, in its sole discretion; provided, however, that Inforte’s obligation to pay Sutton for strategic advisory services under Section 2.a. shall remain unaffected by any instruction by Inforte hereunder to cease performing services during the Advisory Term.

          c.     Inforte and Sutton acknowledge that when performing all of the independent consulting services under the terms of this Agreement, Sutton will be acting solely as an independent contractor and will not be considered or deemed to be, or represent to third parties that Sutton is an agent, employee, joint venturer or partner of Inforte. Subject to the other terms and conditions of this Agreement, nothing in this Section 2 shall preclude Sutton during the Advisory Term from becoming employed on a full- time basis with another employer.

          3.     Public Announcements; Non-Disparagement. Except to the extent Inforte determines that public disclosure is required or appropriate under applicable law, Sutton and Inforte each agree not to make any authorized public announcements of the termination of Sutton’s employment with Inforte without the other’s prior written consent and approval. Sutton shall not disparage Inforte or its employees, officers or directors in any manner whatsoever. Inforte’s current Chairman of the Board, President and Chief Financial Officer (collectively, “Restricted Officers”) shall not disparage Sutton in any manner whatsoever, provided that nothing herein is intended to limit or otherwise restrict the Restricted Officers from making any communication of any nature among or between themselves or any employee or agent of Inforte.

          4.     Return of Property. Upon the Separation Date Sutton shall return to Inforte all property of Inforte in his possession and control, including, but not limited to, all Inforte documents and physical and electronic files (and all copies thereof), office keys, electronic equipment including computers and computer related accessories (printers, modems, etc.) and any other property of Inforte.

          5.     Partial Release from Non-Competition Covenant. In consideration of Sutton’s execution of this Agreement, Inforte hereby releases Sutton, effective as of the Separation Date, from his obligations under Section 8.2(a) of the Employment Agreement and the parties agree that, effective upon the Separation Date, Sutton shall not be prohibited or restricted from engaging in or being connected with any business that is a competitor of Inforte. Except as expressly provided in this Section 5, this Agreement shall in no manner be construed to release Sutton from any other obligation of Sutton which by its terms continues following the Term, including, without limitation, Sutton’s obligations under the remainder of Sections 8 and 9 of the Employment Agreement, which Sutton hereby agrees to honor.

          6.     Sutton Release of Inforte. In consideration of Inforte’s execution of this Agreement and Inforte’s promise to pay the consideration set forth in Section 1, Sutton irrevocable and unconditionally releases Inforte, as well as each of Inforte’s, officers, agents, employees, representatives, successors and assigns, from all claims existing as of the date of this Agreement arising from or relating to Sutton’s employment or the termination of his employment and any claims which arise or may arise under the Employment Agreement, any other agreement between Sutton and Inforte or an affiliate of Inforte, the common law of contract, implied contract, tort, public policy, or statute, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act of 1963, the Employee Retirement Income Security Act of 1974, the Rehabilitation Act of 1973, the Americans With Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Illinois Human Rights Act, the Cook County Human Rights Ordinance, the Chicago Human Rights Ordinance, and amendments to these acts, any other federal, state or local equal employment opportunity or age discrimination law, wage payment law, or any other federal, state or local statute, decision, order, policy or regulation establishing or relating to claims or rights of employees, including, but not limited to, any and all claims alleging interference with the attainment of any rights under any insurance, pension, profit sharing or other employee benefit plan, and any and all claims in tort or contract, based upon public policy, and any and all claims alleging breach of an express or implied, or oral or written, contract, policy manual or employee handbook or alleging misrepresentation, defamation, interference with contract, intentional or negligent infliction of emotional distress, negligence, or wrongful discharge. Sutton’s release under this Section 6 shall remain in full force and effect notwithstanding any non-payment by Inforte of the consideration contemplated under Section 1 as result of Sutton’s failure to honor his obligations under this Agreement.

          7.     Representation Regarding Options and Restricted Stock. Sutton hereby represents and warrants that he is the sole legal and beneficial owner of all of the stock options and shares of restricted stock referenced in Section 1 hereof, free and clear of any lien, claim, demand, encumbrance, security interest, or restriction on transfer of any nature whatsoever.

          8.     Further Acknowledgments. Sutton further acknowledges that (a) by this Agreement, Inforte has advised him in writing that he should consult with an attorney prior to executing this Agreement, (b) he has had the opportunity to read, review and consider all of the provisions of this Agreement, (c) he understands its provisions and its final and binding effect on him, and (d) he is entering into this Agreement freely, voluntarily, and without duress or coercion.

          9.     Effect of Agreement. This Agreement shall supersede all other agreements relating to the subject matter contained herein, including, without limitation, severance policies and practices and any termination or severance provisions of the Employment Agreement. Effective on the Separation Date, except for Sections 8 and 9 of the Employment Agreement (as modified by Section 5 above), which shall survive in accordance with their terms, the Employment Agreement shall be terminated.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURE PAGE FOLLOWS.]

          IN WITNESS WHEREOF, the par ties hereto have executed or caused this Agreement to be executed on the date first above written.

INFORTE CORP.

By:	/s/ Philip S. Bligh

Name:	Philip S. Bligh
Title:	Director and Chairperson

By:	/s/ David Sutton

Name:	David Sutton

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